SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2014

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously announced, Watts Water Technologies, Inc. (the “Company”) appointed Robert J. Pagano, Jr. as President, Chief Executive Officer and a member of the Board of Directors effective as of May 27, 2014.  The Company and Robert J. Pagano, Jr. entered into an indemnification agreement dated as of May 27, 2014 in connection with his appointment as President, Chief Executive Officer and a Director of the Company.

The indemnification agreement entered into between the Company and Mr. Pagano is the Company’s standard form of indemnification agreement, a copy of which was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2013.  The indemnification agreement provides indemnity, including the advancement of expenses, to the directors and certain officers of the Company against liabilities incurred in the performance of their duties to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2014, the Board of Directors of the Company adopted the Company’s Executive Severance Plan (the “Severance Plan”), effective as of June 1, 2014. The terms and conditions of the Severance Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Severance Plan, which is included herewith as Exhibit 10.1 and is incorporated herein by reference.

Administration

The Compensation Committee of the Board of Directors of the Company (the “Committee”) is responsible for the operation and administration of the Severance Plan.

Eligibility

Officers designated by the Committee from time to time are eligible to receive benefits under the Severance Plan. As of June 1, 2014, the Committee has designated the following officers as eligible participants: Dean P. Freeman, Kenneth R. Lepage, Elie Melhem, Robert J. Pagano, Jr., Navalpakkam Ramakrishnan, Mario Sanchez and A. Suellen Torregrosa.

Benefits During Protection Period

Eligible officers who are involuntarily terminated without “cause” or resign for “good reason” (each as defined in the Severance Plan) during the 24-month period beginning on the date of the first instance of a “change in control” (as defined in the Severance Plan) (the “Protection Period”) are eligible to receive a lump sum payment, net of all applicable tax withholdings, within sixty (60) days of termination of employment. The lump sum payment equals the sum of:

•                  the monthly premium the officer would have to pay for COBRA medical coverage (based on the officer’s coverage in effect at termination of employment) times 24, and

•                  two times the sum of the officer’s annual base salary and target annual bonus immediately prior to the commencement of the Protection Period.

Benefits Outside Protection Period

Eligible officers who (a) are involuntarily terminated without “cause” outside the Protection Period and (b) sign and do not revoke a separation agreement, which contains a release of claims against the Company, are entitled to receive a lump sum payment, net of all applicable tax withholdings, within sixty (60) days of termination of employment. The lump sum payment equals the sum of:

•                  the monthly premium the officer would have to pay for COBRA medical coverage (based on the officer’s coverage in effect at termination of employment) times 12, and

•                  the officer’s annual base salary on the date of termination of employment, provided that the Chief Executive Officer of the Company is entitled to two times his or her annual base salary on the date of termination of employment.

An eligible officer is not entitled to the above severance benefits if such officer’s employment terminates due to such officer’s division, location or other business unit being sold.

Benefits Before Protection Period

Eligible officers who are involuntarily terminated without “cause” in the six-month period immediately preceding the commencement of the Protection Period are entitled to receive a lump sum payment, net of all applicable tax withholdings, within sixty (60) days of the “change in control”. The lump sum payment equals the amount described above under “Benefits During Protection Period” less the amount described above under “Benefits Outside Protection Period,” regardless of whether such amount is actually paid.

“Golden Parachute” Excise Tax

If upon or following a “change in control,” the tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, or any similar or successor tax (the “Excise Tax”), applies, solely because of the “change in control,” to any payments, benefits and/or amounts received by an officer under the Severance Plan or otherwise, including, without limitation, any amounts received or deemed received due to automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions under outstanding grants or awards to the officer under any of the Company’s incentive plans (collectively, the “Total Payments”), then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax, provided the total after-tax benefit to the officer is greater after giving effect to such reduction than if no such reduction is made.

Termination and Amendment

The Severance Plan can be amended, modified or terminated by the Board of Directors of the Company, at any time, without prior notice.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.                See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2014	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel &
Executive Vice President of Administration

EXHIBIT INDEX

Exhibit No.	Title

10.1	Watts Water Technologies, Inc. Executive Severance Plan